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                                                              EXHIBIT (d)(3)(ii)


                        INVESTMENT SUB-ADVISORY AGREEMENT



         AGREEMENT made this ________ day of ________________, 1999 by and between AMR Investment Services, Inc., a Delaware Corporation (the "Adviser"), and Barrow, Hanley, Mewhinney & Strauss, Inc. (the "Sub-Adviser");

         WHEREAS, the INTRUST Funds Trust (the "Trust"), a Delaware business trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of several Funds of shares, each having its own investment policies; and

         WHEREAS, the Trust has retained INTRUST Bank, N.A. ("INTRUST") to provide the Trust with business and asset management services for the INTRUST Stock Fund (the "Fund"), subject to the control of the Trust's Board of Trustees;

         WHEREAS, INTRUST has retained the Adviser to provide the Trust with business and asset management services for the Fund;

         WHEREAS, INTRUST's agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities; and

         WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment management services to the Fund, and the Sub-Adviser is willing to render such services;

         NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DUTIES OF SUB-ADVISER. The Adviser employs the Sub-Adviser to manage the investment and reinvestment of the Fund's assets and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Fund, to determine in the Sub-Adviser's discretion the securities to be purchased or sold, to provide the Adviser and the Trust with records concerning the Sub-Adviser's activities which the Trust is required to maintain, and to render regular reports to the Adviser and to the Trust's officers and Trustees concerning the Sub-Adviser's discharge of the foregoing responsibilities. The Sub-Adviser shall discharge the foregoing responsibilities subject to the Adviser's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for such Fund
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set forth in the Trust's current registration statement as amended from time to time, and applicable laws and regulations. The Sub-Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Adviser will instruct the Trust's Custodian(s) to hold and/or transfer the Fund's assets in accordance with Proper Instructions received from the Sub-Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodians.) The Sub-Adviser will not be responsible for Trust expenses except as specified in this Agreement.

         2. FUND TRANSACTIONS. The Sub-Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Sub-Adviser or any of its affiliates) that will execute the purchases and sales of Fund securities for the Fund and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Sub-Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Sub-Adviser or any of its affiliates. The Sub-Adviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

         3. COMPENSATION OF THE SUB-ADVISER. For the services to be rendered by the Sub-Adviser as provided in Sections 1 and 2 of this Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Sub-Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average month-end assets of the specified Funds during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

         4. OTHER SERVICES. At the request of the Trust or the Adviser, the Sub-Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided
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for or rendered by the Sub-Adviser and billed to the Trust or the Adviser at a price to be agreed upon by the Sub-Adviser and the Trust or the Adviser.

         5. REPORTS. The Adviser (on behalf of the Trust) and the Sub-Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. STATUS OF SUB-ADVISER. The services of the Sub-Adviser to the Trust are not to be deemed exclusive, and the Sub-Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent to the Adviser or the Trust.

         7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Adviser or the Trust are the property of the Adviser or the Trust and will be surrendered promptly to the Adviser or Trust on request.

         8. LIABILITY OF SUB-ADVISER. No provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         9. PERMISSIBLE INTERESTS. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Sub-Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

         10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval and thereafter for
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periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days' nor more than 60 days' written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on 60 days' written notice to the Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

         As used in this Section 10, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.
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Barrow, Hanley, Mewhinney, & Strauss    AMR Investment Services,Inc.


By:                                     By:
         ------------------------            ------------------------

         ------------------------            ------------------------

Title:                                  Title:
        ------------------------             ------------------------


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                                   Schedule A
                                     to the
                        Investment Sub-Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Barrow, Hanley, Mewhinney & Strauss, Inc.




         AMR Investment Services, Inc. shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, Inc. pursuant to section 3 of the Investment Sub-Advisory Agreement between said parties in accordance with the following annual percentage rates:



         0.30% per annum on the first $200 million
         0.20% per annum on the next $300 million
         0.15% per annum on the next $500 million
         0.125% per annum on the excess over $1 billion.

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of the AMR Investment Services Trust and American Airlines, Inc. also under management by the Sub-Adviser (except assets managed by the Sub-Adviser under the HALO Bond Program).



DATED:
     ----------------------, 1999

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                                   SCHEDULE 1
                                   DEFINITIONS

         In this Contract the following expressions shall have the following meaning unless the context otherwise requires:

         "Applicable Law"

                  means applicable laws and regulations of the jurisdiction in which the Adviser is domiciled and of the Securities and Exchange Commission of the United States of America, and of any governmental or self-regulatory organization of which the Adviser is a member, each as from time to time amended;

         "Assets"

                  means Investments of the Fund deposited by or on behalf of the Adviser pursuant to which this Sub-Advisory Contract relates;

         "Fund"

                  means the separate portfolio of Assets of the Trust on whose behalf the Adviser has entered into this Sub-Advisory Contract;

         "Investment"

                  means any asset, right or interest in respect of property of any kind held by the Fund;

         "Registered Office"

                  means One New York Plaza, 29th Floor, New York, New York 10004
                  Telephone: ____________. Facsimile: ___________. Telex: N/A_.

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         "Series"

                  means the series of shares of beneficial interest representing undivided interests in the Trust's investment portfolios, including the Fund.





____________, 1999
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                                   APPENDIX I

                            AUTHORIZED SIGNATORY LIST


The following persons are authorized to give instructions on behalf of the Sub-Adviser to the Adviser:


              NAME             SIGNATURE             POSITION
              ----             ---------             --------
Bryant M. Hanley, Jr.                               President

James P. Barrow                                     Principal

Richard A. Englander                                Principal

J. Ray Nixon, Jr.                                   Principal

Robert J. Chambers                                  Principal

Timothy J. Culler                                   Principal

M. Jane Gilday                                      Principal